Exhibit 3.3
AGREEMENT OF LIMITED PARTNERSHIP
OF
TARGA RESOURCES PARTNERS LP
     This AGREEMENT OF LIMITED PARTNERSHIP OF TARGA RESOURCES PARTNERS LP (this “Agreement”) is entered into effective as of October 23, 2006, by Targa Resources GP LLC, a Delaware limited liability company (the “General Partner”), Targa GP Inc., a Delaware corporation, and Targa LP Inc., a Delaware corporation (together with Targa GP Inc., the “Limited Partners”) (collectively, the “Partners”).
     FOR AND IN CONSIDERATION OF the mutual covenants in this Agreement and other good and valuable consideration, the Partners hereby agree as follows:
     1. Formation. Effective upon filing of a certificate of limited partnership (the “Certificate”), the Partners hereby form a limited partnership (the “Partnership”) under the Delaware Revised Uniform Limited Partnership Act (the “Act”). Except as expressly provided to the contrary in this Agreement, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Act.
     2. Name. The name of the Partnership shall be “Targa Resources Partners LP.” All Partnership business must be conducted in that name or such other names as the General Partner may determine to be necessary or appropriate from time to time.
     3. Registered Office; Registered Agent; Principal Office. The registered office and registered agent of the Partnership in the State of Delaware shall be as, from time to time, determined by the General Partner. The principal office of the Partnership in the United States shall be at such place as the General Partner may designate from time to time, which need not be in the state of Delaware, and the Partnership shall maintain records there as required by the Act.
     4. Purposes. The purposes of the Partnership are (a) to engage in any lawful business and (b) to engage in any other business or activity that may be necessary or incidental to accomplish the foregoing purposes.
     5. Term. The Partnership shall commence on the date the Certificate is properly filed with the Secretary of State of the State of Delaware and shall continue in existence until its business and affairs are wound up following dissolution.
     6. Initial Partners; Sharing Ratios. Effective with the commencement of the Partnership, (a) the General Partner is hereby admitted to the Partnership as the initial general partner, with a 2.0% Sharing Ratio; and (b) the Limited Partners are hereby admitted to the Partnership as the initial limited partners, each with a 49.0% Sharing Ratio.
     7. Transfers of Partnership Interests. No Partner may sell, assign, transfer or otherwise dispose of (including by operation of law) all or any portion of its interest in the Partnership, and no new person or entity (“Person”) may be admitted to the Partnership, without the prior consent of all the other Partners.

     8. Capital Contributions. The Partners have made or will make the cash and/or property contributions described on Annex A attached hereto in exchange for their respective partnership interests. No Partner shall have any obligation to make any additional capital contributions to the Partnership unless approved by all the Partners.
     9. Allocations. All items of income, gain, loss, deduction, and credit of the Partnership shall be allocated among the Partners in accordance with their Sharing Ratios.
     10. Distributions. The Partnership shall make distributions to the Partners, in accordance with their Sharing Ratios, at such times, and in such amounts, as the General Partner may determine from time to time.
     11. Management. The General Partner shall conduct, direct and manage all activities of the Partnership. No limited partner shall have any management power over the business and affairs of the Partnership.
     12. Merger or Consolidation. The Partnership may merge or consolidate with or into another limited partnership or other business entity, or enter into an agreement to do so, only with the consent of all of the Partners.
     13. Dissolution. The Partnership shall dissolve and its business and affairs shall be wound up on the first to occur of the following:
     (a) written consent of all of the Partners;
     (b) any withdrawal of the General Partner (an “Event of Withdrawal”), unless, within ninety (90) days after the Event of Withdrawal, all of the remaining Partners agree in writing or vote to continue the business of the Partnership and to appoint, effective as of the date of such Event of Withdrawal, a new general partner; and
     (c) entry of a decree of judicial dissolution.
     14. Winding Up. On dissolution of the Partnership, the General Partner (or, in the case of a dissolution caused by an Event of Withdrawal, the Limited Partner) shall act as liquidator. The liquidator shall wind up the affairs of the Partnership in accordance with this Agreement and the Act. The assets of the Partnership shall be distributed in the following order of priority:
     (a) to creditors, including Partners who are creditors; and
     (b) to the Partners in accordance with their Sharing Ratios.
     15. General Provisions.
     (a) This Agreement may be amended only by a written instrument executed by all of the Partners.

     (b) This Agreement shall bind, and inure to the benefit of, the Partners and their respective successors and assigns (subject to Section 7 above).
     (c) THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, EXCLUDING THE CONFLICTS-OF-LAW RULES OF THAT STATE.
     (d) Any action that may be taken at a meeting of the Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Partners owning not less than the minimum percentage of the outstanding partnership interests that would be necessary to authorize or take such action at a meeting.
     (e) Any notice, demand, request or report required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligations to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Partner at the Partner’s address as shown on the records of the Partnership.
     (f) This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GENERAL PARTNER:

TARGA RESOURCES GP LLC

By:	/s/ Rene R. Joyce

	Name:	Rene R. Joyce
	Title:	Chief Executive Officer

LIMITED PARTNERS:

TARGA GP INC.

By:	/s/ Rene R. Joyce

	Name:	Rene R. Joyce
	Title:	Chief Executive Officer

TARGA LP INC.

By:	/s/ Rene R. Joyce

	Name:	Rene R. Joyce
	Title:	Chief Executive Officer
[Signature Page]

ANNEX A

Partner/Address	Capital Contribution		Sharing Ratio
Targa Resources GP LLC 1000 Louisiana, Suite 4300 Houston, Texas 77002	$20	(1)	2.00%

Targa GP Inc. 1000 Louisiana, Suite 4300 Houston, Texas 77002	$490	(2)	49.00%

Targa LP Inc. 1000 Louisiana, Suite 4300 Houston, Texas 77002	$490	(3)	49.00%

(1)	Targa Resources GP LLC has made or will make an initial capital contribution of $20 to the Partnership for its 2.00% general partner interest in the Partnership.

(2)	Targa GP Inc. has made or will make an initial capital contribution of $490 to the Partnership for its 49.00% limited partner interest in the Partnership.

(3)	Targa LP Inc. has made or will make an initial capital contribution of $490 to the Partnership for its 49.00% limited partner interest in the Partnership.
Annex A